Exhibit 99.4

NATURE’S SUNSHINE PRODUCTS, INC.
MANAGER STOCK OPTION AGREEMENT

THIS MANAGER STOCK OPTION AGREEMENT (this “Agreement”) is dated as of the 16th day of March, 2007 (the “Award Date”), between NATURE’S SUNSHINE PRODUCTS, INC., a Utah corporation (the “Corporation”), and Ashlie Overman (hereinafter collectively referred to as “Optionee”).

A.                                   For the purpose of promoting the success of the Corporation, the Corporation from time to time approves the grant of stock options to key individuals, including consultants and other service providers, of the Corporation, to attract, motivate, retain and reward such persons and to provide incentives for high levels of individual performance and improved financial performance of the Corporation; and

B.                                     The Optionee is a Senior National Manager for the Corporation and as such performs sales, advisory and consulting services to the Corporation.

C.                                     As evidenced by this Agreement, the Corporation wishes to grant to Optionee a certain stock option, defined in Section 1, hereof, which option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, as may be amended.

NOW, THEREFORE, in consideration of services rendered and to be rendered by Optionee for the Corporation, the Corporation and Optionee hereby agree to the provisions set forth herein.

1.                                       Option Granted.  This Agreement evidences the grant to Optionee, as of the Award Date, of an option to purchase an aggregate of Two Thousand Five Hundred (2,500) shares of Common Stock of the Corporation (the “Option”).

2.                                       Exercise Price.  The Option entitles Optionee to purchase all or any portion of the Option shares at a price per share of Eleven Dollars and Eighty-Five Cents ($11.85), exercisable from time to time, subject to the provisions of this Agreement.  Such price is the Fair Market Value of the shares on the Award Date, determined by the Corporation based on the determination that as of the Award Date the Corporation’s stock is readily tradable on an established securities market within the meaning of Treas. Reg. § 1.409A-1(k), and shall be equal to the closing price on the trading day before the Award Date.

In the event that the Corporation’s stock should not be readily tradable on an established securities market, Fair Market Value shall be determined by the Corporation in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv).

3.                                       Exercisability of Option.  The Option may be exercised as follows:  (i) one-half of the shares subject to the Option may be exercised on the later of (a) the first annual anniversary of the Award Date or (b) the date the Corporation has registered with SEC, on Form S-8, the shares of common stock to be issued under the Option; and (ii) one-half of the shares subject to the Option may be exercised on the later of (a) the second annual anniversary of the Award Date or (b) one year from the date the Corporation has registered with SEC, on Form S-8, the shares of common stock to be issued under the Option.  To the extent Optionee does not in any year purchase all or any portion of the shares to which Optionee is entitled to purchase, Optionee has the cumulative right thereafter to purchase any shares not so purchased and such right shall continue until the Option terminates.  When the Option terminates for any reason, no additional shares may be purchased under this Option.

4.                                       Procedures for Exercise of Option.

a.                                       Procedure.  The Option shall be deemed to be exercised when the Treasurer of the Corporation receives written notice of such exercise from the Employee, together with the required payment made in accordance with paragraph c below.

b.                                      Fractional Shares/Minimum Issue.  Cash, other securities or other property will be paid or transferred in lieu of any fractional share interests.  No fewer than 100 shares may be purchased on exercise of the Option at one time unless the number purchased is the total number at the time available for purchase under the Option.

c.                                       Payment Provisions.  The purchase price of any shares purchased on exercise of the Option shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) if authorized by the Corporation, by a promissory note of the Employee; (iv) if authorized by the Corporation, by notice and third party payment; or (v) if authorized by the Corporation, by the delivery of shares of common stock of the Corporation already owned by the Employee at least six months prior to the date of exercise.

5.                                       Termination of Option.  The Option shall terminate and be of no further force or effect upon any of the following:

a.                                       the sixth annual anniversary of the Award Date (the “Expiration Date”);

b.                                      Optionee ceases to be a Senior National Manager (as determined under the Corporation’s then existing eligibility standards) for a cumulative total of six months beginning with the Award Date and ending on the Expiration Date;

c.                                       Optionee ceases to be a Senior National Manager (as determined under the Corporation’s then existing eligibility standards) for any three consecutive months beginning with the Award Date and ending on the Expiration Date; or

d.                                      twelve months after Optionee’s death.

6.                                       Securities Laws.  The Corporation may from time to time impose such conditions on the exercise of the Option as it deems necessary or advisable to ensure that rights granted under the Option satisfy the requirements of applicable federal and state securities laws.  Such conditions may include, without limitation, the partial or complete suspension of the right to exercise the Option.

7.                                       Non-transferability of Option.  The Option may not be transferred or assigned by Optionee or exercised by anyone other than Optionee except pursuant to (i) Optionee’s will, (ii) applicable laws of descent and distribution, or (iii) a judgment, decree or order made pursuant to a state domestic relations law and that assigns a portion of the Option to the Employee’s spouse or former spouse.

8.                                       Miscellaneous.

a.                                       Authority.  The Corporation shall have the authority to:

i.              construe and interpret this Agreement, further define the terms used in this Agreement, and prescribe, amend and rescind rules and regulations relating to the administration of this Agreement;

ii.             cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate the Option, subject to any required consent under paragraph k below;

iii.            to accelerate or extend the exercisability or extend the term of the Option; and

iv.            to make all other determinations and take such other action as contemplated by this Agreement or as may be necessary or advisable for the administration of this Agreement and the effectuation of its purposes.

b.                                      Delegation.  Any rights or obligations of the Corporation under this Agreement may be assigned or delegated by the Corporation to a committee or to one or more individuals.  Any reference to the Corporation in this Agreement shall be construed to refer to such agent or designee.

c.                                       Binding Determinations.  Any action taken by, or inaction of, the Corporation relating or pursuant to this Agreement shall be within the absolute discretion of the Corporation and shall be conclusive and binding upon all persons.

d.                                      Reliance on Experts.  In making any determination or in taking or not taking any action under this Agreement, the Corporation may obtain and may rely upon the advice of experts, including professional advisors to the Corporation.  No director, officer or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

e.                                       No Employment Contract.  Nothing contained in this Agreement shall confer upon Employee any right to continue in the employ or other service of the Corporation or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Corporation to change the Employee’s compensation or other benefits or to terminate the employment of such person, with or without cause.

f.                                         No Funding.  The Employee shall have no right, title or interest in any fund or in any specific asset (including shares of common stock, except as expressly otherwise provided) of the Corporation by reason of the Option or this Agreement.

g.                                      No Fiduciary Relationship.  Neither the provisions of this Agreement nor any action taken pursuant to the provisions of this Agreement shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and the Employee or other person.

h.                                      Compliance with Laws.  This Agreement, the Option and the issuance and delivery of shares of common stock under the Option are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith.  Any securities delivered under this Agreement shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

i.                                          Tax Withholding — Cash or Shares.  Upon exercise or vesting of the Option, the Corporation shall have the right at its option to (i) require the Employee (or personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation may be required to withhold with respect to such transaction or (ii) deduct from any amount payable in cash the amount of any taxes which the Corporation may be required to withhold with respect to such cash amount.  In any case where a tax is required to be withheld in connection with the delivery of shares of common stock under this Agreement, the Corporation may grant to the Employee the right to elect, pursuant to such rules and subject to such conditions as the Corporation may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then fair market value, to satisfy such withholding obligation.

j.                                          Tax Withholding — Tax Loans.  The Corporation may, in its discretion, authorize a loan to the Employee in the amount of any taxes which the Corporation may be required to withhold with respect to shares of common stock received by Employee under this Agreement.  Such a loan shall be for a term, at a rate of interest and pursuant to such other terms and conditions as the Corporation, under applicable law, may establish.

k.                                       Amendment.  Without limiting any other express authority of the Corporation under but subject to the express limits of this Agreement, the Corporation by agreement or resolution may waive conditions of or limitation on the Option, without the consent of the Employee, and may make other changes to the terms and conditions of the Option, provided that no amendment shall, without written consent of the Employee, affect in any manner materially adverse to the Employee any rights or benefits of the Employee or obligations of the Corporation under the Option.

l.                                          Privileges of Stock Ownership.  Except as otherwise expressly authorized by the Corporation or this Agreement, the Employee shall not be entitled to any privilege of stock ownership as to any shares of common stock not actually delivered to and held of record by him or her.  No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

m.                                    Choice of Law.  This Agreement and the Option shall be governed by, and construed in accordance with the laws of the State of Utah.

n.                                      Severability.  If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Agreement shall continue in effect.

o.                                      Agreement Construction.  It is the intent of the Corporation that this Agreement and the Option satisfy and be interpreted in a manner that, if the Employee is or may be subject to Section 16 of the Exchange Act, satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.  If any provision of this Agreement or the Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be deemed void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NATURE’S SUNSHINE PRODUCTS, INC.	OPTIONEE

By:	Date:
Its:	Address:
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